Exhibit 10.1

September 26, 2023

Maurizio Voi, M.D.

35 Rogers Avenue

Berkeley Heights, NJ 07922

Dear Dr. Voi,

On behalf of Molecular Templates, Inc. (“MTEM” or the “Company”), I am pleased to offer you the position of Chief Medical Officer, reporting directly to me. This is a full- time, exempt position, and you will generally work remotely from your home office subject to the specifications outlined herein. You agree to devote your best efforts to perform the duties as are customary for this role. Your current anticipated start date in this position and the effective date of this letter agreement is October 2, 2023.

Compensation and Benefits

Annual Salary

You will receive a base salary in the gross amount of $471,960.00 per year, less legally required deductions and withholdings, paid bi-monthly in accordance with the Company’s regular payroll practices. Your salary will be paid in 24 installments annually or under such similar payroll procedure and is intended to compensate you for all hours worked.

Target Bonus

You will be eligible to receive a target discretionary annual bonus of up to 40% of your base salary. Actual bonus awards, if any, may be above or below the targeted amount based on the Company’s performance and your individual performance. Such bonus, if any, shall be payable at the time the Company pays bonuses generally to employees at your level.

Whether the Company awards bonuses for any given year, the allocation of the bonuses based upon Company and individual performance, and the amounts of such bonuses, if awarded, will be in the sole discretion of the Company as determined by its Compensation Committee of the Board of Directors (the “Committee”). If the Committee approves payment of bonuses for any given calendar year, the bonus amounts generally will be determined and paid on or before March 15 of the calendar year based on the prior year’s performance. You must be employed by the Company on the date any bonus is paid in order to earn and receive the bonus. If your employment terminates for any reason prior to the payment of the bonus, then you will not have earned the bonus and will not receive any portion of it. Notwithstanding the foregoing, if MTEM terminates your employment without “Cause” (as defined in MTEM’s 2018 Equity Incentive Plan) after the close of the calendar year and prior to payment of the bonus, the Company may, in its sole discretion and subject to you signing and not revoking a general release in a form acceptable to the Company, pay you any bonus awarded by the Compensation Committee on or before March 15 of the calendar year following the calendar year to which the bonus relates.

Equity Incentives

Subject to approval by the Committee, you will be granted an option to purchase 11,333 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which will be appropriately adjusted for any stock split, reverse stock split, or other similar transaction, with such date to be specified at the time of the grant. The option will be subject to the terms and conditions of MTEM’s 2018 Equity Incentive Plan and a stock option grant notice and agreement that will be provided to you. The grant agreement will include a four (4) year vesting schedule, such that 25% of the shares will vest on the first anniversary of the date the option is granted, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months, until either your option shares are fully vested or your employment ends, whichever occurs first. The stock option award vesting is subject to acceleration in certain circumstances following a Change in Control, as set forth below under “Termination Without Cause in Connection With a Change in Control”.

Benefits

You will be eligible to participate in MTEM’s complete package of wellness and insurance benefits available to similarly situated employees, including health, dental and vision care insurance for you and your family, as well as life insurance for yourself, as more fully described in separate plan documents and summary plan descriptions which exclusively govern those plans. MTEM may, in its sole discretion, discontinue, change or modify any such plans, programs or practices at any time, with or without notice. Details about these benefit plans will be made available for your review.

Paid Time Off

Vacation. You are eligible for four weeks of paid vacation during each fiscal year at times that are mutually convenient for you and the Company, subject to change from time to time in accordance with MTEM’s Paid Time Off policy and employee handbook.

Holidays. You are eligible for paid holidays in accordance with MTEM’s employee handbook. This currently includes most major federal holidays, two floating holidays per year, and a winter break (typically starting at the end of the last business day before Christmas Eve and ending on the first business day of the New Year).

Work Location and Travel Requirements

MTEM agrees to you working remotely from your current home in New Jersey with the understanding that (i) you agree to travel to any and all MTEM locations or other sites as requested from time to time by MTEM in connection with your position and (ii) MTEM agrees to reimburse you for all reasonable and reimbursable expenses in accordance with MTEM’s reimbursement policies as currently in effect and as amended from time to time and subject to applicable law.

At-Will Employment

Your employment with MTEM remains “at will,” which means you may terminate your employment with the Company at any time and for any reason by notifying MTEM, and likewise, MTEM may terminate your employment at any time and for any reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by you and a Company officer.

Termination of Employment

Termination in General

In the event your employment with MTEM terminates for any reason, you will receive (i) your base salary through the date of termination; (ii) reimbursement of all expenses incurred but not yet reimbursed prior to your separation date for which you are entitled to be reimbursed; and (iii) if you participate in MTEM’s group health plans, the right to continue health care benefits under COBRA, at your cost, to the extent required and available by law.

Termination Without Cause

In the event MTEM terminates your employment one (1) year after your employment start date or later without “Cause” (as defined in MTEM’s 2018 Equity Incentive Plan) and a Change in Control (as defined in MTEM’s 2018 Equity Incentive Plan) has not occurred in the prior twelve months, in addition to (i), (ii) and (iii) above, provided you execute, deliver to MTEM and do not revoke a separation agreement and general release in a form acceptable to the Company within 60 days following your last date of employment, the Company will (a) if you have been employed at the Company for one year or longer but less than two years at the time of such termination, pay you your then-current base salary (less lawful deductions) for a period of three months from the date of such termination, to be paid periodically in accordance with MTEM’s normal payroll practices; (b) if you have been employed at the Company for two years or longer but less than three years at the time of such termination, pay you your then- current monthly salary (less lawful deductions) for a period of six months from the date of such termination, to be paid periodically in accordance with MTEM’s normal payroll practices; (c) if you have been employed at the Company for three years or longer but less than four years at the time of such termination, pay you your then- current monthly salary (less lawful deductions) for a period of nine months from the date of such termination, to be paid periodically in accordance with MTEM’s normal payroll practices; or (d) if you have been employed at the Company for four years or longer at the time of such termination, pay you an amount equal to your then-current monthly salary (less lawful deductions) for a period of twelve months from the date of such termination, to be paid periodically in accordance with MTEM’s normal payroll practices . Payments will commence on the next reasonably practicable payroll period following the date the separation agreement becomes enforceable, provided that if the 60-day period to sign the separation agreement extends into the following calendar year, the payments will begin in the new calendar year. The first payment will include all amounts due to you under this paragraph through that date.

Termination Without Cause in Connection With a Change in Control

In the event, one (1) year after your employment start date or later, that a Change in Control (as defined in MTEM’s 2018 Equity Incentive Plan) occurs during your employment with us and MTEM terminates your employment without Cause (as defined in MTEM’s 2018 Equity Incentive Plan) three months prior to or twelve months after the Change in Control, provided you execute, deliver to MTEM and do not revoke a separation agreement and general release within 60 days following your last date of employment, the Company will (i) pay you a lump sum amount equal to the sum of your current annual base salary and your annual target bonus, and (ii) accelerate your vesting in all Company time-based equity awards that you hold at the time of termination. MTEM will pay you the lump sum severance payment on the next payroll period following the date the separation agreement becomes enforceable, provided that if the 60-day period to sign the separation agreement extends into the following calendar year, the lump sum payment will be made in the new calendar year.

Confidentiality

As a MTEM employee, you shall abide by all Company rules and regulations, including but not limited to, the Company’s Proprietary Information and Inventions Agreement executed by you concurrently with this agreement, which shall remain in full force and effect and which prohibits the unauthorized use or disclosure of company proprietary information.

In your work for the Company, you acknowledge and agree that you will not use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.

No Prior Restrictions

You represent that you are not a party to any agreement that would prohibit you from entering into employment with the Company and have otherwise brought to the Company’s attention any agreement that purports to restrict the activities in which you can engage on behalf of the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Miscellaneous

You acknowledge and agree that the Company reserves the right to modify, supplement and discontinue all policies, rules, benefit plans and programs, at any time, in its sole discretion.

To the extent that any benefits, payments, and reimbursements are nonqualified deferred compensation under Section 409A of the Internal Revenue Code and are paid or provided during the six months after the date of termination of employment by reason of your termination of employment, MTEM shall take the following actions. If you are a specified employee on the date of termination of employment, and to the extent not otherwise provided in this letter agreement, or the plans, policies, or programs referred to in this agreement, MTEM shall withhold these benefits, payments, and reimbursements from the date of termination of employment through the end of the sixth month after the date of termination of employment. MTEM shall pay and provide these benefits, payments, and reimbursements in a single lump sum on the first business day of the seventh month after the date of termination of employment, or if earlier, no later than thirty days after the date of your death.

The terms of this letter agreement are governed by the laws of Texas without regard to its or any other state’s conflict of law rules. In addition, this letter agreement, and the plans, policies, and programs referred to in this letter agreement, will be construed, interpreted, and administered in accordance with Section 409A of the Internal Revenue Code or an exemption thereto.

This letter, together with the Proprietary Information and Inventions Agreement, which you executed concurrently, attached hereto as Exhibit A, forms the complete and exclusive statement of your agreement with MTEM. The terms in this letter replace and supersede any other letters, agreements, or promises made to you by anyone, whether oral or written. Changes to this Agreement’s terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please indicate your acceptance to this letter agreement by executing this letter in the space provided below, and returning it to Eric E. Poma, Ph.D., Chief Executive Officer and Chief Scientific Officer.

We appreciate your ongoing efforts and hard work on behalf of MTEM and look forward to your continued contributions to the Company’s success.

Kind regards,

/s/ Eric Poma

Eric E. Poma, Ph.D.

Chief Executive Officer and Chief Scientific Officer

Molecular Templates, Inc.

Agreed and Accepted:

 /s/ Maurizio Voi

Maurizio Voi, M.D.

Date: 9/27/2023

Exhibit A

Proprietary Information and Inventions Agreement

(attached)